027 California Tax Exempt Income Fund Attachment
03/31/04 Semi

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	Putnam Management has agreed to assume certain expenses
incurred by the fund in connection with allegations of improper short-term trading activity. During the funds period ended March 31, 2004, legal, shareholder servicing and communication, audit, and Trustee fees incurred by the fund and assumed by Putnam Management were $27,774.



72DD1 (000s omitted)

Class A		56,868
Class B	 	6,668
Class C		582

72DD2 (000s omitted)

Class M		183

73A1

Class A		0.2088
Class B		0.1807
Class C		0.1749

73A2

Class M 	0.1957

74U1 (000s omitted)

Class A		262,506
Class B		33,630
Class C		3,122

74U2 (000s omitted)

Class M		885

74V1

Class A		8.64
Class B		8.64
Class C		8.68

74V2

Class M		8.63